EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-139706 on Form S-3, in Registration Statement No. 333-153303 on Form S-8, in Registration Statement No. 333-138426 on Form S-3, in Registration Statement No. 333-163113 on Form S-3, in Registration Statement No. 333-151496 on Form S-3 and in Registration Statement No. 333-169026 on Form S-8, of our reports dated March 30, 2012, relating to the consolidated financial statements and financial statement schedule of Cogdell Spencer Inc., (which report expresses an unqualified opinion and included explanatory paragraphs relating to substantial doubt about the Company’s ability to continue as a going concern, and relating to the proposed sale of the Company and the proposed sale of the design-build business) and the effectiveness of Cogdell Spencer Inc.’s internal control over financial reporting as of December 31, 2011, appearing in this Annual Report on Form 10-K of Cogdell Spencer Inc. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

March 30, 2012